Exhibit 10.1

NAME	Susan Martin
POSITION	General Counsel & Corp. Secretary
Base Salary	$405,000
2012 STPP AWARD*
Target Award (70%)	$283,500
2013 STOCK OPTIONS**
Theoretical Value	$91,125
2013 RESTRICTED STOCK**
Market Value	$91,125
2013 PERFORMANCE UNITS**
Market Value	$425,250
TOTAL VALUE OF PAY PROGRAM*	$1,296,000
* Reflects post-promotion value
** Estimated value: Reflects post-promotion award based on today's market

Note: Ms. Martin is entitled to participate in the company's pension plan and other retirement plans. In addition, Ms. Martin is eligible for an executive financial planning benefit, executive life insurance and executive annual physical benefit on a basis commensurate with other Executive Vice Presidents of the company.